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EXHIBIT 3.1.10


                            CERTIFICATE OF MERGER OF
                       ENLIGHTEN SOFTWARE SOLUTIONS, INC.
                           (a California corporation)
                                       and
                       ENLIGHTEN SOFTWARE SOLUTIONS, INC.
                            (a Delaware corporation)

       Pursuant to the provisions of Sections 252 of Delaware General Corporation Law, the foreign corporation and the domestic corporation herein named do hereby adopt the following Certificate of Merger.

       1. Enlighten Software Solutions. Inc., a California corporation formed on June 5, 1986 is merging with Enlighten Software Solutions, Inc., a Delaware corporation, such that Enlighten Software Solutions, Inc., a Delaware corporation shall be the Surviving Corporation.

       2. An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the Board of Directors and majority shareholders of both the Merged Corporation and the Surviving Corporation.

       3. The name of the surviving corporation is Enlighten Software Solutions, Inc., a Delaware corporation.

       4. The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

       5. An executed copy of the Agreement of Merger is on file an the principal office of the surviving corporation at 330 Clematis Street, Suite 217, West Palm Beach, Florida 33401 and such executes Agreement of Merger or a copy thereof will be furnished by the surviving corporation, on request and without cost, to any stockholder of eIther the Surviving Corporation or the non-surviving corporation.

       6. The merger of the Merged Corporation with and into the Surviving Corporation is permitted by the laws of the jurisdiction of organization of the Merged Corporation and has been authorized in compliance with said laws, by which the Merged Corporation is governed.

       7. The total authorized capital stock of the non surviving corporation (Enlighten Software Solutions, Inc., California) is Twenty One Million Shares (21,000.000) comprised of Twenty Million (20,000,000) common shares, no par value and one million (1,000,000) preferred shares, no per value. The Agreement of Merger was approved by a vote of 71% of all shares of stock entitled to vote, which vote is sufficient for the approval of the Agreement of Merger.

       8. The Agreement of Merger was approved by written consent of the sole stockholder of the Surviving Corporation and by the Board of Directors of the Surviving Corporation pursuant to the provisions of Section 252, which incorporate Section 251 of the Delaware General Corporation Law.

       9. The merger herein provided for shall become effective in the State of Delaware upon filing.

Executed July 30, 2007                      ENLIGHTEN SOFTWARE SOLUTIONS, INC.,
                                                  a Delaware corporation


                                                  By: /s/ Michael Anthony
                                                      --------------------------
                                                      Michael Anthony, President


State of Delaware
Secretary of State
Division of Corporations
Delivered 02:08 PM 07/30/2007
FILED 02:04 PM 07/30/2007
SRV 070867264 - 4374801 FILE